Exhibit 99.1

January 8, 2007

Bob:

I would like to formally submit my resignation from PRB’s Board of Directors, effective January 8th, 2007. This letter is also a declaration that I cancel and waive all of my 30,000 options that have been granted to me to date.

Best of luck to you and all of PRB in the coming year.

Regards,

/s/ Justin W. Yorke

Justin W. Yorke